Exhibit 99.1

AMETEK Completes Acquisition of Indicor Instrumentation

Berwyn, Pa., August 26, 2026 - AMETEK, Inc. (NYSE: AME) today announced that it has completed its previously announced acquisition of a portfolio of instrumentation businesses from Indicor, LLC, (“Indicor Instrumentation”) in an all‑cash transaction valued at $5.0 billion.

Indicor Instrumentation is a group of leading businesses that design and manufacture mission-critical solutions for demanding industrial and scientific applications. Its products serve customers across attractive end markets that align closely with AMETEK’s existing portfolio and generate a substantial base of recurring revenue from consumables, services and aftermarket support.

“We are excited to complete this highly strategic acquisition and to welcome the Indicor Instrumentation team to AMETEK,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “With its mission-critical solutions, deep technical expertise, and strong positions in attractive end markets, Indicor Instrumentation is an excellent fit with AMETEK. We also see meaningful opportunities to create value through integration into our proven operating model.”

Indicor Instrumentation is expected to contribute approximately $350 million to AMETEK’s 2026 sales and is expected to be modestly accretive to AMETEK’s 2026 adjusted earnings. The Indicor Instrumentation businesses join AMETEK’s Electronic Instruments Group (EIG) and Electromechanical Group (EMG) based on product offerings and market alignment.

Corporate Profile
AMETEK (NYSE: AME) is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annualized sales of approximately $9.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, Technology Innovation, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 95 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247